UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material under ss. 240.14a-12

                             COMMERCE BANCORP, INC.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          N/A

     (2)  Aggregate number of securities to which transaction applies:

          N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          N/A

     (4)  Proposed maximum aggregate value of transaction:

          N/A

     (5)  Total fee paid:

          N/A

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                          COMMERCE BANCORP, INC. [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



     NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Shareholders (the "Annual Meeting") of Commerce Bancorp, Inc. ("Bancorp") will be held at Commerce University, 17000 Horizon Way, Mt. Laurel, New Jersey, on Tuesday, May 21, 2002, at 5:30 P.M., local time to consider and act upon the following matters as more fully described in the annexed proxy statement:

     1.   To elect directors; and

     2. To act upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The board of directors has fixed April 1, 2002 as the record date for determination of shareholders entitled to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to receive notice of, and to vote at, the Annual Meeting.

     You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, you are urged to sign and date the enclosed proxy and promptly return it in the envelope provided for that purpose.


                                              By Order of the Board of Directors



                                              ROBERT C. BECK,
                                              Secretary


April 19, 2002

                             COMMERCE BANCORP, INC.
                                 COMMERCE ATRIUM
                               1701 ROUTE 70 EAST
                       CHERRY HILL, NEW JERSEY 08034-5400


                                 PROXY STATEMENT

     This Notice of Annual Meeting, proxy statement and enclosed proxy are being furnished to shareholders of Commerce Bancorp, Inc. ("Bancorp") in conjunction with the solicitation of proxies by the board of directors of Bancorp for use at Bancorp's 2002 Annual Meeting of Shareholders to be held on Tuesday, May 21, 2002, at 5:30 P.M., local time, at Commerce University, 17000 Horizon Way, Mt. Laurel, New Jersey, (the "Annual Meeting"), and at any adjournment or postponement thereof. The approximate date upon which this proxy statement and the accompanying form of proxy will be first sent, given or otherwise made available to Bancorp's shareholders is April 19, 2002.

     The expense of the proxy solicitation will be borne by Bancorp. In addition to solicitation by mail, proxies may be solicited in person or by telephone by directors, officers or employees of Bancorp and its subsidiaries without additional compensation. Bancorp is required to pay the reasonable expenses incurred by recordholders of Bancorp common stock who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy material and annual shareholder reports to the beneficial owners of Bancorp common stock they hold of record, upon request of such recordholders.

     The board of directors of Bancorp has fixed the close of business on April 1, 2002, as the date for determining holders of record of Bancorp common stock entitled to receive notice of, and to vote at, the Annual Meeting. On that date, there were 66,297,791 shares of Bancorp common stock outstanding. Each holder of Bancorp common stock is entitled to cast one vote for each share held of record on that date.

     The holders of a majority of the aggregate outstanding shares of Bancorp common stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Pursuant to the New Jersey Business Corporation Act ("NJBCA"), abstentions and broker non-votes (which may occur if a beneficial owner of stock where shares are held in a brokerage or bank account fails to provide the broker or bank voting instructions as to such shares) will be counted solely for the purpose of determining whether a quorum is present.

     If the enclosed form of proxy is properly marked, signed, and returned in time to be voted at the Annual Meeting and not revoked, the shares represented by the proxy will be voted in accordance with the instructions marked thereon. Signed proxies not marked to the contrary will be voted "FOR" the election of all nominees for director.

     Any Bancorp shareholder giving a proxy may revoke it at any time before it is voted by (i) giving written notice of such revocation, signed in the same manner as the proxy, to Bancorp's Secretary, (ii) executing a new proxy and returning it to the Secretary of Bancorp prior to the voting of the first proxy at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy).

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                            CERTAIN BENEFICIAL OWNERS

Common Stock

     The following table sets forth, as of April 1, 2002, the beneficial ownership of Bancorp's common stock by (i) each director and nominee for director of Bancorp, (ii) each of the executive officers of Bancorp named in the Summary Compensation Table and (iii) all the directors, nominees for director, and executive officers of Bancorp as a group. Except as set forth below, no person is known by Bancorp to own beneficially more than 5% of Bancorp's common stock. Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares. The address of Mr. Hill is c/o Commerce Bancorp, Inc., Commerce Atrium, 1701 Route 70 East, Cherry Hill, New Jersey, 08034.

                     Name of                               Number of Shares                       Percent of
               Beneficial Owner or                           Beneficially                           Class
                Identity of Group                            Owned(1) (2)                  Beneficially Owned(1)(2)
--------------------------------------------------        --------------------             ------------------------
Robert C. Beck...................................                393,558(3)                            *
Jack R Bershad...................................                134,444(4)                            *
Joseph E. Buckelew...............................                603,775(5)                            *
Donald T. DiFrancesco............................                  2,376(6)                            *
Vernon W. Hill, II...............................              3,456,452(7)                          5.07%
C. Edward Jordan, Jr.............................                424,798(8)                            *
Morton N. Kerr...................................                 45,710(9)                            *
Steven M. Lewis..................................                490,047(10)                           *
George E. Norcross, III..........................                910,867(11)                         1.37%
Daniel J. Ragone.................................                200,642(12)                           *
William A. Schwartz, Jr..........................                 80,440(13)                           *
Joseph T. Tarquini, Jr...........................                546,150(14)                           *
Frank C. Videon, Sr..............................                200,714(15)                           *
Peter M. Musumeci, Jr...........................                 445,449(16)                           *
Robert D. Falese, Jr.............................                471,727(17)                           *
Dennis M. DiFlorio...............................                716,595(18)                         1.07%
All Directors, Nominees for Director
and Executive Officers of Bancorp
as a Group (18 Persons)..........................              9,267,283(19)                        13.03%
FMR Corp.
82 Devonshire Street
Boston, MA 02109.................................              6,512,060(20)                         9.82%
_____________________________
* less than 1%

(1) The securities "beneficially owned" are determined in accordance with the definitions of "beneficial ownership" as set forth in the regulations of the Securities and Exchange Commission ("SEC") and, accordingly, may include securities owned by or for, among others, the wife and/or minor children of the individual and any other relative who has the same residence as such individual as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after April 1, 2002. Shares subject to outstanding stock options which an individual has the right to acquire within 60 days after April 1, 2002 are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such individual or any group including such individual only. Beneficial ownership may be disclaimed as to certain of the securities.

(2) The figures in these columns do not reflect the shares of Bancorp common stock issuable upon the conversion of the 5.95% Convertible Trust Preferred Securities (the "trust preferred securities") issued by Commerce Capital Trust II on March 11, 2002. Messrs. Bershad, Buckelew, DiFlorio, Hill, Ragone and Videon beneficially own 3,000, 10,000, 2,000, 8,000, 2,000 and 8,000 trust preferred securities, respectively, and the directors, nominees for directors and executive

                                       2


     officers of Bancorp, as a group (18 persons), beneficially own 35,000 trust preferred securities. Each trust preferred security is convertible at any time on or after the occurrence of the events described below and prior to 5:00 p.m., New York City time, on the business day immediately preceding the date of repayment of such trust preferred security, whether at stated maturity (i.e. March 11, 2032) or upon redemption, at the option of the holder thereof, into shares of Bancorp common stock at an initial conversion ratio of 0.9478 shares of Bancorp common stock for each trust preferred security, subject to adjustment under certain circumstances. The trust preferred securities are convertible into shares of Bancorp common stock if: (a) the closing sale price of Bancorp common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of any calendar quarter beginning with the quarter ending June 30, 2002 is more than 110% of the trust preferred securities conversion price then in effect on the last day of such calendar quarter,
     (b) the assigned credit rating by Moody's of the trust preferred securities is at or below Bal, (c) the trust preferred securities are called for redemption (which may occur on or prior to March 11, 2032), or (d) specified corporate transactions have occurred as set forth in the Indenture dated March 11, 2002 between Bancorp and The Bank of New York, as Debenture Trustee. The trust preferred securities are not currently convertible.

(3) Includes 1,108 shares of Bancorp common stock held by Mr. Beck's wife and 97,172 shares of Bancorp common stock issuable upon the exercise of stock options granted under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors.

(4) Includes 29,356 shares of Bancorp common stock held by Mr. Bershad's wife and 66,406 shares of Bancorp common stock issuable upon the exercise of stock options granted under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors.

(5) Includes 149,378 shares of Bancorp common stock held by Mr. Buckelew's wife, 4,778 shares of Bancorp common stock held by Buckelew & Lane
     Investments,  3,168  shares  of  Bancorp  common  stock  allocated  to  Mr.
     Buckelew's account under Bancorp's 401(k) Plan and 100,000 shares of Bancorp common stock issuable upon the exercise of stock options granted under Bancorp's Employee Plans. Mr. Buckelew is a partner of Buckelew & Lane Investments.

(6)  Includes 550 shares of Bancorp common stock held by Mr. DiFrancesco's wife.

(7) Includes 103,680 shares of Bancorp common stock held by Site Development Inc., 43,936 shares of Bancorp common stock held by Mr. Hill's wife, 145,542 shares of Bancorp common stock held by S. J. Dining, Inc., 148,666 shares of Bancorp common stock held by U.S. Restaurants, Inc., 113,860 shares of Bancorp common stock held by J.V. Properties, 35,748 shares of Bancorp common stock held by InterArch, Inc., 154,904 shares held by InterArch, Inc. Profit Sharing Plan, 127,196 shares of Bancorp common stock held by the Hill Family Trust, 86,336 shares held by the Hill Family Foundation and 36,062 shares of Bancorp common stock allocated to Mr. Hill's account under Bancorp's 401(k) Plan. Mr. Hill is the Chairman of the Board of Site Development, Inc., a shareholder of S. J. Dining, Inc., a shareholder of U.S. Restaurants, Inc., a partner in J.V. Properties, a co-trustee and beneficiary of the Hill Family Trust, and a trustee of the Hill Family Foundation. InterArch, Inc., is a company owned by Mr. Hill's wife. This amount also includes 1,871,454 shares of Bancorp common stock issuable upon the exercise of stock options granted to Mr. Hill under Bancorp's Employee Plans.

(8) Includes 320,122 shares of Bancorp common stock issuable upon the exercise of stock options granted to Mr. Jordan under Bancorp's Employee Plans, 30,856 shares of Bancorp common stock allocated to Mr. Jordan's account under Bancorp's 401(k) Plan, and 4,000 shares of Bancorp common stock held in trust for Mr. Jordan's minor children.

(9)  Includes   45,710   shares   of   Bancorp   common   stock   held   by  the
     Markeim-Chalmers, Inc. Pension Plan. Markeim-Chalmers, Inc. is a company owned by Mr. Kerr.

(10) Includes 145,542 shares of Bancorp common stock held by S. J. Dining, Inc., 148,666 shares of Bancorp common stock held by U.S. Restaurants, Inc. and 65,026 shares of Bancorp common stock issuable upon the exercise of stock options granted to Mr. Lewis under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors. Mr. Lewis is President of S. J. Dining, Inc. and President of U.S. Restaurants, Inc. This amount also includes 11,648 shares of Bancorp common stock held in trust for Mr. Lewis' minor children.

(11) Includes 328,683 shares of Bancorp common stock held jointly with Mr. Norcross' wife, 1,200 shares of Bancorp common stock held by Mr. Norcross' wife, 524 shares of Bancorp common stock held as custodian for Mr. Norcross' minor children, 137,427 shares of Bancorp common stock held under a grantor trust for Mr. Norcross' minor children, 14,725 shares of Bancorp common stock allocated to Mr. Norcross's account under Bancorp's 401(k) Plan and 416,808 shares of Bancorp common stock issuable upon the exercise of stock options granted to Mr. Norcross under Bancorp's Employee Plans.

                                       3


(12) Includes 49,752 shares of Bancorp common stock held by Mr. Ragone's wife, 22,025 shares of Bancorp common stock held jointly with Mr. Ragone's wife and 67,428 shares of Bancorp common stock issuable upon the exercise of stock options granted to Mr. Ragone under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors.

(13) Includes 6,514 shares of Bancorp common stock held by Mr. Schwartz's wife, 25,156 shares of Bancorp common stock held jointly with Mr. Schwartz's wife and 44,226 shares of Bancorp common stock issuable upon the exercise of stock options granted to Mr. Schwartz under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors.

(14) Includes 40,718 shares of Bancorp common stock held by Mr. Tarquini's wife, 4,696 shares of Bancorp common stock held by The Tarquini Foundation and 87,126 shares of Bancorp common stock issuable upon the exercise of stock options granted to Mr. Tarquini under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors.

(15) Includes 49,412 shares of Bancorp common stock held jointly with Mr. Videon's wife, 17,873 shares of Bancorp common stock held by Mr. Videon's wife, 15,496 shares held by the Frank C. Videon, Inc., Profit Sharing Trust, 8,957 shares of Bancorp common stock held by the Videon Chevrolet Profit Sharing Plan, 32,437 shares of Bancorp common stock held by the Videon Dodge, Inc. Employee Profit Sharing Trust, 17,248 shares of Bancorp common stock held by the Frank C. Videon Funeral Home Profit Sharing Plan, 26,553 shares of Bancorp common stock held in Trust for Mr. Videon's minor grandchildren and 32,738 shares of Bancorp common stock issuable upon the exercise of stock options granted to Mr. Videon under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors. Mr. Videon is president of Frank C. Videon, Inc., Vice President of Videon Chevrolet, President of Videon Dodge, Inc., and Owner of Videon Funeral Home.

(16) Includes 191,342 shares of Bancorp common stock held jointly with Mr. Musumeci's wife, 5,120 shares held by the Peter/Linda Musumeci Foundation, 219,044 shares of Bancorp common stock issuable upon the exercise of stock options granted to Mr. Musumeci under Bancorp's Employee Plans and 29,289 shares of Bancorp common stock allocated to Mr. Musumeci's account under Bancorp's 401(k) Plan.

(17) Includes 427,248 shares of Bancorp common stock issuable upon the exercise of stock options granted to Mr. Falese under Bancorp's Employee Plans, 9,801 shares of Bancorp common stock allocated to Mr. Falese's account under Bancorp's 401(k) Plan, 1,900 shares of Bancorp common stock held by Mr. Falese's wife and 875 shares of Bancorp common stock held jointly with Mr. Falese's wife.

(18) Includes 25,638 shares held by Mr. DiFlorio's wife, 569,056 shares of Bancorp common stock issuable upon the exercise of stock options granted to Mr. DiFlorio under Bancorp's Employee Plans and 16,928 shares of Bancorp common stock allocated to Mr. DiFlorio's account under Bancorp's 401(k) Plan.

(19) Includes an aggregate of 4,838,340 shares of Bancorp common stock issuable upon the exercise of stock options granted to directors and certain executive officers of Bancorp under Bancorp's 1989 and 1998 Stock Option Plans for Non- Employee Directors and Bancorp's Employee Plans.

(20) According to FMR Corp.'s Schedule 13G, dated February 14, 2002, as filed under the Securities Exchange Act of 1934, as amended, the shares of Bancorp common stock shown in the table are beneficially owned as follows:
     Fidelity Management & Research Company, 5,387,740 shares (includes 3,306,606 shares of Bancorp's common stock owned by Fidelity Contrafund) and Fidelity Management Trust Company, 1,124,320 shares. According to the
     Schedule 13G, FMR Corp. and related entities have sole voting power over 1,123,320 shares and sole dispositive power over 6,512,060 shares of the shares reported as beneficially owned. The Schedule 13G indicates that Edward C. Johnson 3d, Chairman of FMR Corp. and Abigail Johnson, a director and significant shareholder of FMR Corp., may also be considered beneficial owners of these shares.

                              ELECTION OF DIRECTORS

     The bylaws of Bancorp provide that Bancorp's business shall be managed by a board of not less than five nor more than twenty-five directors and that within these limits the number of directors shall be as established by resolution of a majority of the full board of directors. The board of directors by resolution has set at thirteen the number of persons to be elected to the board of directors at the Annual Meeting.

     Pursuant to the NJBCA, the election of directors will be determined by a plurality vote and the thirteen nominees receiving the most "FOR" votes will be elected. Shares may be voted "FOR" or withheld from each nominee. Abstentions and broker non-votes (which may occur if a beneficial owner of stock where shares are held in a brokerage or bank account fails to provide the broker or bank voting instructions as to such shares) will have no effect on the outcome of the election because directors will be elected by a plurality of the shares voted for directors.

     The board of directors unanimously recommends a vote "FOR" the election as directors of the nominees named herein.

     The board of directors has designated the thirteen persons listed below to be nominees for election as directors. All of the nominees are currently members of the board, and each of them has consented to serve if elected. Bancorp has no reason to believe that any of the nominees will be unavailable for election; however, if any nominee becomes unavailable for any reason, the board of directors may designate a substitute nominee, or the number of directors to be elected at the Annual Meeting will be reduced accordingly. Directors of Bancorp hold office for one year and until their respective successors have been duly elected and qualified.

     David Baird, IV resigned as director of Bancorp, Commerce NJ and Commerce PA in January 2002. On March 19, 2002, Bancorp's board of directors, by resolution, increased the number of persons to comprise Bancorp's board of directors from twelve to thirteen and appointed Donald T. DiFrancesco and George
E. Norcross, III, as directors.

     The following information regarding Bancorp's nominees is based, in part, on information furnished by the nominees.

            Name                    Age      Positions with Bancorp and Subsidiaries
          ----------               ------    ------------------------------------------------
Vernon W. Hill, II...............   56       Chairman and President of Bancorp; Chairman and President of Commerce NJ;
                                             Chairman and President of Commerce PA; Chairman of Commerce Shore, Commerce
                                             North and Commerce Delaware

C. Edward Jordan, Jr.............   58       Executive Vice President and Director of Bancorp; Executive Vice President
                                             and Director of Commerce NJ; Director of Commerce PA

Robert C. Beck...................   66       Secretary and Director of Bancorp; Secretary and Director of Commerce NJ;
                                             Director of Commerce PA

Jack R Bershad...................   71       Director of Bancorp, Commerce NJ and Commerce PA

Joseph E. Buckelew...............   73       Director of Bancorp, Commerce NJ, Commerce Shore and Commerce PA; President
                                             of Commerce Shore; Vice Chairman of Commerce National Insurance Services, Inc.

Donald T. DiFrancesco............   57       Director of Bancorp and Commerce NJ

Morton N. Kerr...................   71       Director of Bancorp, Commerce NJ and Commerce PA

Steven M. Lewis..................   52       Director of Bancorp, Commerce NJ and Commerce PA

George E. Norcross, III..........   45       Director of Bancorp and Commerce NJ; Chairman and Chief Executive Officer of
                                             Commerce National Insurance Services, Inc.

Daniel J. Ragone.................   74       Director of Bancorp, Commerce NJ and Commerce PA

William A. Schwartz, Jr..........   61       Director of Bancorp, Commerce NJ and Commerce PA

Joseph T. Tarquini, Jr...........   66       Director of Bancorp, Commerce NJ and Commerce PA

Frank C. Videon, Sr..............   79       Director of Bancorp, Commerce NJ and Commerce PA

     Mr. Hill, a director of Commerce NJ since 1973 and Bancorp since 1982, has been Chairman and/or President of Commerce NJ since 1973 and Chairman and President of Bancorp since 1982. Mr. Hill has been Chairman and/or President of Site Development, Inc., Cherry Hill, New Jersey, a developer of real estate, since 1968. Mr. Hill has been Chairman of Commerce PA from June 1984 to June 1986 and from January 1987 to the present, President of Commerce PA since June 1994, a director of Commerce Bank/Harrisburg, Camp Hill, Pennsylvania since 1985 (and its holding company, Pennsylvania Commerce Bancorp, Inc., a Nasdaq traded company, since its formation in 1999), Chairman of Commerce Shore since January 1989, Chairman of Commerce North since January 1997, Chairman of Commerce Delaware since October 1999, and Chairman of Commerce Central from January 1999 to March 2001 when Commerce Central was merged with and into Commerce NJ.

     Mr. Jordan, a director of Commerce NJ since 1974, Bancorp since 1982 and Commerce PA since June 1997, has been Executive Vice President of Commerce NJ since 1974 and Executive Vice President of Bancorp since 1982.

     Mr. Beck, a director of Commerce NJ since 1973, Bancorp since 1982 and Commerce PA since June 1997, has been Secretary of Commerce NJ since 1973 and Secretary of Bancorp since 1982. Mr. Beck has been a partner of the law firm of Parker, McCay & Criscuolo, Marlton, New Jersey since 1987.

     Mr. Bershad, a director of Commerce PA since 1984 and Bancorp and Commerce NJ since 1987, is the Chairman Emeritus of the law firm of Blank Rome Comisky & McCauley LLP, Philadelphia, Pennsylvania and Cherry Hill, New Jersey, and has been a partner in such firm since 1964.

     Mr. Buckelew, a director of Bancorp since November 1996, Commerce Shore since 1993, Commerce NJ and Commerce PA since June 1997, has been Vice Chairman of Commerce National Insurance Services, Inc. since November 2000 and President of Commerce Shore since 1998. Mr. Buckelew was Chairman of Commerce National Insurance Services, Inc. from November 1996 through November 2000.

     Mr. DiFrancesco, a director of Bancorp and Commerce NJ since March 2002, was the Acting Governor of New Jersey from January 31, 2001 through January 8, 2002, served as the President of the New Jersey Senate from 1992 through January 31, 2001 and has been a partner in the law firm of DiFrancesco, Bateman, Coley, Yospin, Kunzman, Davis & Lehrer, P.C., Warren, New Jersey from 1992 through January 31, 2001 and from January 8, 2002 to present.

     Mr.  Kerr,  a director of Commerce  NJ since 1973,  Bancorp  since 1982 and
Commerce  PA  since  June  1997,   has  been   Chairman   and/or   President  of
Markeim-Chalmers, Inc., Realtors, Cherry Hill, New Jersey, since 1965.

     Mr. Lewis, a director of Commerce PA since 1984 and a director of Bancorp and Commerce NJ since 1988, has been President of U.S. Restaurants, Inc., Blue Bell, Pennsylvania since 1985 and President of S. J. Dining, Inc., Blue Bell, Pennsylvania since 1986.

     Mr. Norcross, a director of Bancorp and Commerce NJ since March 2002, has been the Chairman and Chief Executive Officer of Commerce National Insurance Services, Inc. since November 2000. Mr. Norcross was the President and Chief Executive Officer of Commerce National Insurance Services, Inc. from November 1996 through November 2000. Mr. Norcross is a director of U.S. Vision, Inc., Glendora, New Jersey, a Nasdaq traded company.

     Mr. Ragone, a director of Commerce NJ since 1981, Bancorp since 1982 and Commerce PA since June 1997, is the former Chairman and/or President of Ragone, Raible, Lacatena & Beppel, C.P.A., Haddonfield, New Jersey, and its predecessor firms.

     Mr. Schwartz, a director of Commerce PA since 1984 and a director of Bancorp and Commerce NJ since June 1997, has been Chairman, President and Chief Executive Officer of U.S. Vision, Inc., Glendora, New Jersey, a Nasdaq traded company, or its predecessor firms, since 1967.

     Mr. Tarquini, a director of Commerce NJ since 1973, Bancorp since 1982 and Commerce PA since June 1997, is the Chairman and former President of The Tarquini Organization, A.I.A., Camden, New Jersey, since 1980. Prior thereto, he was a partner in its predecessor firms.

     Mr. Videon, a director of Commerce PA since 1991 and a director of Bancorp and Commerce NJ since June 1997, has been the owner of Frank C. Videon Funeral Home, Broomall, Pennsylvania, since 1982.

Director Compensation

     Directors of Bancorp, Commerce NJ and Commerce PA were paid an annual fee of $14,000 plus $1,000 for each meeting of the board of directors and committee meeting attended in 2001 and will be paid an annual fee of $14,000 and a meeting fee of $1,000 for each meeting of the board of directors and committee meeting attended in 2002. When meetings of the board of directors of Bancorp, Commerce NJ and Commerce PA occur on the same day, only one fee is paid. Directors of Commerce Shore, Commerce North and Commerce Delaware were paid a fee of $500 for each meeting of the board of directors and committee meeting attended in 2001 and will be paid the same meeting fee for each meeting of the board of directors and committee meeting attended in 2002. Directors of Commerce Central were paid a fee of $500 for each meeting of the board of directors and committee meeting attended in 2001. No fees are paid to directors who are also operating officers of Bancorp or its banking subsidiaries. Each director of Bancorp is provided with $100,000 of permanent life insurance.

     A retirement plan for Bancorp's directors who are not officers or employees of Bancorp on the date their service as a Bancorp director ends ("outside director"), provides that outside directors with five or more years of service as a Bancorp director are entitled to receive annually, for ten years or the number of years served as a director, whichever is less, commencing upon such director's attainment of age 65 and retirement from the Bancorp board or upon such director's disability, payments equal to the highest 1099 Compensation (as such term is defined in the plan) in effect at any time during the five year period immediately preceding such director's retirement or, if earlier, death or disability. This plan further provides that, in the event a director dies before receiving all benefits to which he or she is entitled, such director's surviving spouse is entitled to receive all benefits not received by the deceased director commencing upon such director's death. Upon a change in control of Bancorp, the plan provides that each director then sitting on the Bancorp board, notwithstanding the length of time served as a director, becomes entitled to receive annually, for ten years, or twice the number of years served as a director, whichever is less, payments equal to the higher of the director's 1099 Compensation at the time of the director's termination of board service and the highest 1099 Compensation in effect at any time during the five year period immediately preceding the change in control commencing on the latest to occur of the termination of the director's board service, attainment of age 65 or any date designated by the director at any time and from time to time. The definition of "change in control" for purposes of this plan parallels the definition of that term contained in the Employment Agreements discussed on page 12 of this proxy statement. This plan became effective January 1, 1993, as amended.

1989 and 1998 Stock Option Plans For Non-Employee Directors

     Effective April 24, 1989 (and as amended in 1994), Bancorp adopted the 1989 Stock Option Plan for Non-Employee Directors (the "1989 Plan") which provides for the purchase of a total of not more than 641,379 shares (as adjusted for all stock splits and dividends through April 1, 2002) of Bancorp common stock by members of the boards of directors of Bancorp and its subsidiary corporations. Options granted pursuant to the 1989 Plan may be exercised beginning on the earlier to occur of (i) one year after the date of their grant or (ii) a "change in control" of Bancorp, as such term is defined in the 1989 Plan. No further options may be granted under the 1989 Plan. As of April 1, 2002, 110,762 options (as adjusted for all stock splits and stock dividends through April 1, 2002) were outstanding under the 1989 Plan.

     Effective June 29, 1998, Bancorp adopted the 1998 Stock Option Plan for Non-Employee Directors (the "1998 Plan") which provides for the purchase of a total of not more than 1,102,500 shares (as adjusted for all stock splits and dividends through April 1, 2002) of Bancorp common stock by members of the board of directors of Bancorp and its subsidiary corporations. Under the 1998 Plan, members of the boards of directors of Bancorp and its current and future subsidiary corporations (i.e., any corporation in which Bancorp owns, directly or indirectly, fifty percent or more of the outstanding voting power of all classes of stock of such corporation at the time of election or reelection of such director) who are not also employees of Bancorp or its subsidiary corporations are entitled to receive options to purchase Bancorp common stock. Options granted pursuant to the 1998 Plan may be exercised in whole, or from time to time in part, beginning on the earlier to occur of (i) one year after the date of their grant or (ii) a "change in control" of Bancorp, as such term is defined in the 1998 Plan. As of April 1, 2002, 979,124 options (as adjusted for all stock splits and stock dividends through April 1, 2002) had been granted under the 1998 Plan and 123,376 options (as adjusted for all stock splits and stock dividends through April 1, 2002) were available for grant. Options may continue to be granted under the 1998 Plan through December 31, 2007.

     Both the 1989 Plan and 1998 Plan are administered by the board of directors of Bancorp, including non-employee directors. Options granted under the 1989 Plan and/or 1998 Plan are not "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended. Option prices are intended to equal 100% of the fair market value of Bancorp's common stock on the date of option grant. The board of directors of Bancorp, in their sole discretion, may grant options under the 1998 Plan to non-employee directors and determine the number of shares subject to each option, the rate of option exercisability, and subject to certain limitations, the option price and the duration of the options. Unless terminated earlier by the option's terms, options granted under the 1989 Plan and/or 1998 Plan expire ten years after the date they are granted.

     For the year ended December 31, 2001, options to purchase the following shares of Bancorp common stock were granted to the following directors under the 1998 Plan: Messrs. Baird, 6,000; Beck, 6,000; Bershad, 6,000; Kerr, 6,000;
Lewis, 6,000; Ragone, 6,000; Schwartz, 6,000; Tarquini, 6,000; and Videon, 6,000. Such options were not exercisable in 2001.

Meetings and Committees of the Board of Directors

     During 2001, there were 12 meetings of the board of directors of Bancorp. The board of directors of Bancorp has established an Audit Committee, an Oversight Committee and a Personnel Committee but does not have a standing Nominating Committee. In addition, each of Bancorp's five subsidiary banks, Commerce Bank, N.A., Cherry Hill, New Jersey ("Commerce NJ"), Commerce
Bank/Pennsylvania,   N.A.,  Devon,   Pennsylvania   ("Commerce  PA"),   Commerce
Bank/Shore, N.A., Toms River, New Jersey ("Commerce Shore"), Commerce Bank/Delaware, N.A., Wilmington, Delaware ("Commerce Delaware") and Commerce Bank/North, Ramsey, New Jersey ("Commerce North") has various committees of their respective boards. Similarly, Commerce Bank/Central, N.A., Flemington, New Jersey ("Commerce Central"), a bank subsidiary of Bancorp until merged with and into Commerce NJ in March 2001, had various committees of its board.

     Information with respect to the committees of the board of directors of Bancorp is set forth below.

     Audit Committee

     The Audit Committee reviews the financial statements, accounting procedures and methods employed in connection with audit programs of Bancorp and its wholly-owned subsidiary banks. It serves as the principal liaison between the board of directors and Bancorp's independent auditors. In addition, this committee makes recommendations to the board of directors concerning the selection of Bancorp's independent auditors. Daniel J. Ragone, Chairman, Frank
C. Videon, Sr. and Joseph T. Tarquini, Jr. are the current members of the Audit Committee. During 2001, there were four meetings of the Audit Committee. The Board of Directors adopted an Audit Committee Charter on May 16, 2000. The board of directors of Bancorp, in its business judgement, has determined that each member of the Audit Committee is independent, financially literate and possessed of appropriate financial management expertise, as required by applicable listing standards of the New York Stock Exchange.

     Oversight Committee

     The Oversight Committee reviews compliance matters at Bancorp and its banking subsidiaries, and reports to Bancorp's Audit Committee. Daniel J. Ragone, Joseph T. Tarquini, Jr., Joseph A. Haynes (Director of Commerce North) and Daniel M. Monroe (Director of Commerce Shore) are the current members of the Oversight Committee. During 2001, there were four meetings of the Oversight Committee.

     Personnel Committee

     The Personnel Committee reviews and recommends the levels of compensation of Bancorp's and its subsidiary banks' executive officers and administers Bancorp's Employee Plans. Morton N. Kerr, Daniel J. Ragone and Jack R Bershad are the current members of the Personnel Committee. During 2001, there was one meeting of the Personnel Committee. The report of the Personnel Committee with respect to 2001 compensation is set forth on page 17 of this proxy statement.

     Attendance

     In 2001, each of Bancorp's directors and nominees for director attended more than 75% of the total number of meetings of the board of directors and all committees of which they were members of Bancorp and its subsidiary banks, as the case may be.

                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee has met with management to review and discuss the audited financial statements. The Audit Committee also conducted discussions with its independent auditors, Ernst & Young LLP, regarding the matters required by the Statement on Auditing Standards No. 61. As required by Independence Standards Board Standard No. 1, "Independence Discussion with Audit Committees," the Audit Committee has discussed with and received the required written disclosures and a confirming letter from Ernst & Young LLP regarding its independence and has discussed with Ernst & Young LLP its independence. The Audit Committee has also considered whether the provision of non-audit services by the independent auditors to Bancorp is compatible with maintaining the auditors' independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

     This Audit Committee Report and information regarding the Audit Committee contained in the paragraph preceding the Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of this proxy statement, except to the extent that Bancorp specifically requests that the Report or information be specifically incorporated by reference. The Audit Committee's considerations and discussions referred to above do not assure that the audit of Bancorp's financial statements for the year ended December 31, 2001 has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Bancorp's auditors are in fact "independent."

                                 AUDIT COMMITTEE
                                Daniel J. Ragone
                              Frank C. Videon, Sr.
                             Joseph T. Tarquini, Jr.

                               EXECUTIVE OFFICERS

         The executive officers of Bancorp and its banking subsidiaries, as of April 1, 2002, are set forth below.

                                                                   Position with Bancorp, Commerce NJ,
                                                                      Commerce PA, Commerce Shore,
                                                                  Commerce Delaware and Commerce North
               Name                     Age                               Principal Occupation
--------------------------             -----     -----------------------------------------------------------------------
Vernon W. Hill, II                      56       Chairman and President of Bancorp since 1982; Chairman and/or
                                                 President of Commerce NJ since 1973; Chairman of Commerce PA from June
                                                 1984 to June 1986 and from January 1987 to present; President of
                                                 Commerce PA from June 1994 to present; Chairman of Commerce Shore since
                                                 1989, Commerce North since 1997, and Commerce Delaware since 1999.

C. Edward Jordan, Jr.                   58       Executive Vice President and Director of Bancorp since 1982; Executive
                                                 Vice President and Director of Commerce NJ since 1974; Director of
                                                 Commerce PA since 1997.

Peter M. Musumeci, Jr.                  51       Executive Vice President and Senior Credit Officer of Bancorp since
                                                 1986; Treasurer and Assistant Secretary of Bancorp since 1984;
                                                 Executive Vice President and Senior Credit Officer of Commerce NJ
                                                 since 1986; Director of Commerce Shore since 1989.

Robert D. Falese, Jr.                   55       Executive Vice President and Senior Loan Officer of Bancorp and
                                                 Commerce NJ since 1992.

Dennis M. DiFlorio                      48       Executive Vice President of Bancorp and Commerce NJ since January
                                                 1996; Director of Commerce North since 1997. Prior thereto Mr.
                                                 DiFlorio was Senior Vice President of Commerce NJ since 1988.

David Wojcik                            49       Senior Vice President of Bancorp since 1988.

Douglas J. Pauls                        43       Chief Financial Officer of Bancorp since March 2002; Senior Vice
                                                 President of Bancorp since January 1999. Prior thereto Mr. Pauls was the Chief Accounting Officer of Bancorp from October 1995 to March
                                                 2002.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table is a summary of certain information concerning the compensation during the last three fiscal years awarded or paid to, or earned by, Bancorp's chief executive officer and each of Bancorp's other four most highly compensated executive officers during Bancorp's last fiscal year.

                                                                                                    Long Term
                                                               Annual Compensation                 Compensation
                                                  ----------------------------------------------  --------------
                                                                                        Other        Securities
                                                                                        Annual       Underlying       All Other
                                                                                        Compen      Stock Option       Compen-
                  Name/Title                       Year       Salary        Bonus     -sation(1)     Grants (2)        sation
                  ----------                       ----       ------        -----     ----------     ----------        ------
Vernon W. Hill, II...........................      2001     $1,250,000    $500,000     $123,614       200,000         $33,116 (3)
Chairman and President of Bancorp; Chairman and    2000        800,000     250,000       93,020                        30,072
President of Commerce NJ and Commerce PA;          1999        700,000     200,000       69,091       105,000          33,086
Chairman of Commerce Shore, Commerce North, and
Commerce Delaware

C. Edward Jordan, Jr.........................      2001       $275,000     $25,000                     20,000         $26,833 (3)
Executive Vice President of Bancorp; Executive     2000        262,500      25,000                                     24,097
Vice President of Commerce NJ                      1999        262,500      25,000                     10,500          24,312

Peter M. Musumeci............................      2001       $360,000    $100,000                     50,000         $22,167 (3)
Executive Vice President and Senior Credit         2000        330,000      75,000                                     19,001
Officer, Treasurer and Assistant Secretary of      1999        300,000      60,000                     26,250          22,077
Bancorp; Executive Vice President of Commerce NJ

Robert D. Falese, Jr. .......................      2001       $500,000    $150,000                    100,000         $17,901 (3)
Executive Vice President and Senior Loan           2000        375,000     100,000                                     14,414
Officer of Commerce NJ                             1999        325,000     100,000                     52,500          17,299

Dennis M. DiFlorio...........................      2001       $500,000    $150,000                    100,000          $8,174 (3)
Executive Vice President of Commerce NJ            2000        375,000     100,000                                      4,783
                                                   1999        325,000     100,000                     52,500           7,645

____________________________

(1) The total in this column reflects personal use of a company car (2001, $4,518; 2000, $4,518; 1999, $4,517), expense allowances (2001, $117,086;
     2000, $86,632;  1999, $62,004) and country club dues (2001,  $2,010;  2000,
     $1,870; 1999, $2,570). The value of such other annual compensation did not exceed the lesser of $50,000 or 10% of salary and bonus for any individual in any year except for Mr. Hill.

(2) The stock option grants reflected in this column have been adjusted for the 2 for 1 stock split declared on November 21, 2001, and the 5% stock dividend declared on December 21, 1999. The original grant was adjusted based on the unexercised option shares outstanding on the dates of the stock split and the stock dividend.

(3) The totals in this column reflect (i) premiums on life insurance (for 2001, Mr. Hill, $21,446; Mr. Jordan, $15,328; and Mr. Musumeci, $12,540; for 2000, Mr. Hill, $22,129; Mr. Jordan, $15,818; and Mr. Musumeci, $12,851;
     and for 1999, Mr. Hill, $22,746; Mr. Jordan, $16,320; and Mr. Musumeci, $13,147); (ii) long-term disability policies (for 2001, Mr. Hill, $7,796; Mr. Jordan, $7,631; Mr. Musumeci, $5,800; Mr. Falese, $14,027; and Mr. DiFlorio, $4,300; for 2000, Mr. Hill, $7,724; Mr. Jordan, $8,060; Mr.
     Musumeci, $5,931; Mr. Falese, $14,195; and Mr. DiFlorio, $4,564; and for 1999, Mr. Hill, $7,329; Mr. Jordan, $4,981; Mr. Musumeci, $5,919; Mr.
     Falese, $14,288; and Mr. DiFlorio, $4,634); (iii) contributions to Bancorp's ESOP (in 2001, $165 each for all five individuals; in 2000, $219 each for all five individuals; and in 1999, $3,011 each for all five individuals); and (iv) contributions to Bancorp's 401K (for 2001, Mr. Hill, $3,709; Mr. Jordan, $3,709; Mr. Musumeci, $3,662; Mr. Falese, $3,709; and
     Mr. DiFlorio, $3,709).

Employment Agreements

     Mr. Hill's employment agreement provides that he will be employed by Bancorp and Commerce NJ as Chairman of the Board, President and Chief Executive Officer for a term of five years effective January 1, 1992, provided that on each January 1 thereafter Mr. Hill's employment agreement shall be automatically renewed and extended for a new five year term unless either Bancorp or Mr. Hill gives the other at least 90 days prior written notice of their desire to terminate Mr. Hill's employment agreement, in which event the term will have four years remaining.

     Under the terms of Mr. Hill's employment agreement, Mr. Hill's "base salary" shall not be less than $1,500,000. Mr. Hill's employment agreement provides that Mr. Hill will participate in any benefit or compensation programs in effect which are generally made available from time to time to executive officers of Bancorp and provides for all other fringe benefits as in effect from time to time which are generally available to Bancorp's salaried officers including, without limitation, medical and hospitalization coverage, life insurance coverage and disability coverage.

     Mr. Hill's employment agreement requires Bancorp to compensate Mr. Hill for the balance of the term of his employment agreement at a rate equal to seventy percent of his annual base salary if he becomes permanently disabled (as defined in Mr. Hill's employment agreement) during the term and to pay Mr. Hill's designated beneficiary a lump sum death benefit if he dies during the term in an amount equal to three times his average annual base salary in effect during the 24 months immediately preceding his death.

     Mr. Hill's employment agreement allows Mr. Hill to terminate his employment with Bancorp upon a change in control of Bancorp (as defined in Mr. Hill's employment agreement) and if within three years of such change in control, without Mr. Hill's consent, among other things, the nature and scope of his authority with Bancorp or a surviving or acquiring person are materially reduced to a level below that which he enjoyed on January 1, 1992. If Mr. Hill terminates his employment because of a change in control, he will be entitled to a lump sum severance payment equal to four times his average annual base salary in effect during the 24 month period immediately preceding such termination
(provided that such payment does not constitute a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, and in the event such payment would constitute a "parachute payment," such lump sum severance payment shall be reduced so as to not constitute a "parachute payment"), and the continuation of certain benefits including medical, hospitalization and life insurance. Mr. Hill's employment agreement contains a non-competition covenant for Mr. Hill should his employment with Bancorp be terminated under certain circumstances.

     The employment agreements for Messrs. Jordan, Musumeci, Falese and DiFlorio are substantially similar to that of Mr. Hill's except that: Mr. Jordan will serve as Executive Vice President of Bancorp and Commerce NJ, Mr. Musumeci will serve as Executive Vice President and Senior Credit Officer of Bancorp and Commerce NJ, Mr. Falese will serve as Executive Vice President and Senior Loan Officer of Bancorp and Commerce NJ, and Mr. DiFlorio will serve as Executive Vice President of Bancorp and Commerce NJ. The term of each employment agreement is three years and the lump sum death benefit is in each case equal to two times the respective average annual base salary in effect during the 24 month period preceding death. Mr. Jordan's "base salary" under his employment agreement is $300,000, Mr. Musumeci's "base salary" under his employment agreement is $400,000, Mr. Falese's "base salary" under his employment agreement is $550,000 and Mr. DiFlorio's "base salary" under his employment agreement is $550,000.

Employee Stock Option Plans

     Effective April 1984, Bancorp adopted the Commerce Bancorp, Inc. Incentive Stock Option Plan (the "1984 Plan") which provided for the purchase of a total of not more than 3,901,811 shares of Bancorp common stock (as adjusted for all stock splits and stock dividends through April 1, 2002) by officers and key employees. Options granted under the 1984 Plan were intended to constitute "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). No further options may be granted under the 1984 Plan. As of April 1, 2002, 444,636 options (as adjusted for all stock splits and stock dividends through April 1, 2002) were outstanding under the 1984 Plan.

     Effective May 1994, Bancorp adopted the Commerce Bancorp, Inc. 1994 Employee Stock Option Plan (the "1994 Plan") which provided for the purchase of a total of not more than 3,348,579 shares of Bancorp common stock (as adjusted for all stock splits and stock dividends through April 1, 2002) by officers and key employees. Pursuant to the 1994 Plan, stock options may be granted which qualify under the Code as incentive stock options as well as stock options that do not qualify as incentive stock options. No further options may be granted under the 1994 Plan. As of April 1, 2002, 1,454,842 options (as adjusted for all stock splits and stock dividends through April 1, 2002) were outstanding under the 1994 Plan.

     Effective May 1997, Bancorp adopted the Commerce Bancorp, Inc. 1997 Employee Stock Option Plan (the "1997 Plan") which provides for the purchase of a total of not more than 17,235,156 shares of Bancorp common stock (as adjusted for all stock splits and stock dividends through April 1, 2002) by officers and key employees. Pursuant to the 1997 Plan, stock options may be granted which qualify under the Code as incentive stock options as well as stock options that do not qualify as incentive stock options. All officers and key employees of Bancorp or any current or future subsidiary corporation are eligible to receive options under the 1997 Plan. As of April 1, 2002, 11,743,645 options (as adjusted for all stock splits and stock dividends through April 1, 2002) had been granted under the 1997 Plan and 5,491,511 options (as adjusted for all stock splits and stock dividends through April 1, 2002) were available for grant. Options may continue to be granted under the 1997 Plan through December 31, 2006.

     The 1984 Plan, 1994 Plan and 1997 Plan are collectively referred to as the "Employee Plans."

     The purpose of the Employee Plans is to provide additional incentive to employees of Bancorp by encouraging them to invest in Bancorp's common stock and thereby acquire a proprietary interest in Bancorp and an increased personal interest in Bancorp's continued success and progress.

     The Employee Plans are administered by the Personnel Committee ("Committee") which is appointed by the board of directors and consists only of directors who are not eligible to receive options under the Employee Plans. The Committee determines, among other things, which officers and key employees receive an option or options under the Employee Plans, the type of option (incentive stock options or non-qualified stock options, or both) to be granted, the number of shares subject to each option, the rate of option exercisability, and, subject to certain other provisions to be discussed below, the option price and duration of the option. Under the 1997 Plan, no individual may be granted a number of options that is more than 50% of the total number of shares of Bancorp common stock authorized for issuance under the 1997 Plan. In addition, incentive stock options first exercisable by an employee in any one year under the 1997 Plan (and all other Employee Plans of Bancorp) may not exceed $100,000 in value (determined at the time of grant). The Committee may, in its discretion, modify or amend any of the option terms herein described, provided that if an incentive option is granted, the option as modified or amended continues to be an incentive stock option.

     In the event of any change in the capitalization of Bancorp, such as by stock dividend, stock split or what the board of directors deems in its sole discretion to be similar circumstances, the aggregate number and kind of shares which may be issued under the Employee Plans will be appropriately adjusted in a manner determined in the sole discretion of the board of directors. Reacquired shares of Bancorp's common stock, as well as unissued shares, may be used for the purpose of the 1997 Plan. Common stock of Bancorp subject to options which have terminated unexercised, either in whole or in part, will be available for future options granted under the 1997 Plan. The option price for options issued under the 1997 Plan must be at least equal to 100% of the fair market value of the Bancorp common stock as of the date the option is granted.

     Options granted pursuant to the Employee Plans are not exercisable until one year after the date of grant and then are exercisable pursuant to a schedule based on years of service or option holding period. Under the 1994 Plan and 1997 Plan, but not the 1984 Plan, in the event of a "change in control" of Bancorp, as defined in the 1994 Plan and 1997 Plan, each optionee may exercise the total number of shares then subject to the option. The Committee has the authority to provide for a different rate of option exercisability for any optionee.

     Options granted under the 1984 Plan and 1994 Plan are not transferable other than by will or by the laws of descent and distribution. Except as otherwise authorized by the Committee with respect to non-qualified stock options only, options granted pursuant to the 1997 Plan are not transferable, except by will or the laws of descent and distribution in the event of death.

     Options granted under the 1984 Plan had a term of ten years subject to earlier termination in the event of termination of employment, death, or disability. The 1984 Plan provided that during the lifetime of an optionee, his option is exercisable only by him and only while employed by Bancorp or a subsidiary or within (i) three months after his retirement, or (ii) three months after he otherwise ceases to be so employed, to the extent the option was exercisable on the last day of employment. For these purposes, retirement means termination of employment by an optionee who has attained age 65. If an optionee retires due to disability, his options may be exercised within twelve months of his retirement date. If an optionee dies within a period during which his option could have been exercised by him, his option may be exercised within one year of his death (unless the option earlier terminates) by those entitled to do so under his will or the laws of descent and distribution, but only to the extent the option was exercisable by him immediately prior to his death.

     Under the 1994 Plan and 1997 Plan, unless terminated earlier by the option's terms, both incentive stock options and non-qualified stock options expire ten years after the date they are granted. Options terminate three months after the date on which employment is terminated (whether such termination be voluntary or involuntary), other than by reason of death or disability. The option terminates one year from the date of termination due to death or disability (but not later than the scheduled termination date). During an optionee's lifetime, the option is exercisable only by the optionee including, for this purpose, the optionee's legal guardian or custodian in the event of disability, except that under the 1997 Plan, if specifically permitted by the Committee or the board of directors, non-qualified stock options are transferable.

     During 2001, Bancorp granted stock options to purchase an aggregate of 2,583,050 shares (as adjusted for all stock splits and stock dividends through April 1, 2002) of Bancorp's common stock at an average price of $30.71 per share (as adjusted for all stock splits and stock dividends through April 1, 2002) under the 1997 Plan. During 2001, a total of 1,014,391 options were exercised under the Employee Plans.

Stock Option Tables

     The following table sets forth certain information regarding options granted during 2001 to each of the executive officers named in the Summary Compensation Table.

                                       Individual Option Grants in Fiscal 2001                    Grant Date Value
                                 ---------------------------------------------------------   -------------------------
                                 Number of    % of Total                                        Black-
                                 Securities     Options                                         Scholes
                                 Underlying   Granted to                                      Grant Date      Black-
                                  Options    Employees in    Exercise                           Present      Scholes
            Name                 Granted(1)   Fiscal Year    Price(1)     Expiration Date       Value(2)      Value
            ----                 ----------   -----------    --------     ---------------       --------      -----
Vernon W. Hill, II..........      200,000        7.7%        $ 30.60     January 31, 2011     $1,646,000      $8.23
C. Edward Jordan, Jr........       20,000        0.8%          30.60     January 31, 2011        164,600       8.23
Peter M. Musumeci, Jr.......       50,000        1.9%          30.60     January 31, 2011        411,500       8.23
Robert D. Falese, Jr........      100,000        3.9%          30.60     January 31, 2011        823,000       8.23
Dennis M. DiFlorio..........      100,000        3.9%          30.60     January 31, 2011        823,000       8.23

____________________________

(1) The stock option grants and exercise price reflected in these columns have been adjusted for the 2 for 1 stock split declared on November 21, 2001.

(2) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. Bancorp's use of this model should not be construed

                                       14


     as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about future movement of the stock price. The assumptions used in the model were expected volatility of .309, risk-free rate of return of 4.86%, dividend yield of 2.50%, and weighted average expected life of 4.75 years. The real value of the options in this table depends upon the actual performance of Bancorp's common stock during the applicable period.


         The following table sets forth certain information regarding individual exercises of stock options during 2001 by each of the executive officers named in the Summary Compensation Table.

                  AGGREGATED STOCK OPTION EXERCISES IN 2001 AND
                          YEAR-END STOCK OPTION VALUES

                                  Shares                      Number of Securities Underlying    Value of Unexercised in the Money
                               Acquired on        Value         Unexercised Stock Options at              Stock Options at
            Name                 Exercise        Realized            Year-End 2001 (1)                     Year-end 2001
--------------------------    ------------      ---------     -------------------------------    ----------------------------------
                                                              Exercisable (2)   Unexercisable    Exercisable (2)    Unexercisable
                                                              ---------------   -------------    ---------------    -------------
Vernon W. Hill, II.........               0            $0        1,871,454            0            $43,469,306           $0
C. Edward Jordan, Jr.......          11,825       497,639          320,122            0              9,353,342            0
Peter M. Musumeci, Jr......          47,887     2,431,011          219,044            0              4,075,676            0
Robert D. Falese, Jr.......          12,050       578,451          462,028            0              9,656,884            0
Dennis M. DiFlorio.........               0             0          569,056            0             13,244,383            0

____________________________
(1) The stock options in this column have been adjusted for the 2 for 1 stock split declared November 21, 2001.
(2) Includes stock options held as of December 31, 2001 and which were exercisable on or within 60 days of December 31, 2001.

Employee Stock Ownership Plan

     Effective January 1, 2002, the Commerce Bancorp, Inc. Employee Stock Ownership Plan ("ESOP") was merged into the Commerce Bancorp, Inc. 401(k) Retirement Plan ("401(k) Plan").

     As of the date of the merger, the ESOP Trust held of record 1,674,730 shares of Bancorp common stock (as adjusted for all stock splits and stock dividends through April 1, 2002). In connection with the merger, shares of Bancorp common stock were allocated to each of the individual participant accounts in the 401(k) Plan.

     For the Plan Year ended December 31, 2001, Bancorp contributed $100,000 to the ESOP.

Supplemental Executive Retirement Plan

     Effective January 1, 1992, Bancorp established a Supplemental Executive Retirement Plan ("SERP") for certain designated executives in order to provide supplemental retirement income equal to sixty percent of average annual compensation at the time of retirement. Average annual compensation is defined as the average of the actual annual compensation paid to the executive by Bancorp during the period of three consecutive years which produces the highest such average during the ten year period ending with termination of employment. The SERP is unfunded, is not a qualified plan under the Code and benefits are paid directly by Bancorp. Messrs. Hill, Jordan, Musumeci, Falese and DiFlorio have been designated to participate in the SERP.

Certain Transactions

     Certain directors and executive officers of Bancorp and its subsidiaries and certain of their immediate family members and certain corporations or organizations with which they are affiliated have had and expect to continue to have loan and other banking transactions with Bancorp's subsidiary banks. All such loans and other banking transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions for unrelated parties, and did not involve more than the normal risk of uncollectibility or present other unfavorable features.

     The board of directors of Bancorp approves all transactions in which an officer or director of Bancorp or any of its subsidiaries has an interest. In the case of a transaction involving a director of Bancorp, such director does not vote on the transaction.

     Mr. Kerr is the Chairman of Markeim-Chalmers, Inc. which in 2001 received approximately $253,000 in fees for real estate related services, primarily real estate appraisals.

     Messrs. Beck, Bershad and DiFrancesco are members of law firms which Bancorp and its subsidiaries have retained during Bancorp's last fiscal year and which Bancorp and its subsidiaries intend to retain during its current fiscal year.

     Bancorp leases the land on which it has constructed twenty branch offices from limited partnerships in which Mr. Hill is a partner or in which a corporation owned by Mr. Hill is a partner under separate operating lease agreements. The aggregate annual rental under these leases for 2001 was approximately $1.3 million. These leases expire periodically beginning 2004 but are renewable through 2040. Aggregate annual rentals escalate to $1.4 million in 2006.

     During 2001, Bancorp leased land to a limited partnership partially comprised of the directors of Bancorp including Messrs. Bershad, Hill and Lewis and a corporation owned by Mr. Hill. In accordance with the provision of the land lease, the limited partnership constructed and owned an office building located on the land. Commerce PA leased the building as a branch facility. During the first quarter of 2002, Bancorp purchased all of the partnership interests of the limited partnership.

     Management believes that the rental paid or received for each of the foregoing leases is comparable to the rental which they would have to pay to or would have received from, as the case may be, and that the option prices are comparable to or more favorable than those that could have been obtained or received from, non-affiliated parties in similar commercial transactions for similar locations, assuming that such locations were available.

     During 2001, Bancorp subsidiaries obtained interior design, facilities management and general contractor services in the amount of approximately $2.3 million from a business corporation of which Shirley Hill, wife of Mr. Hill, is a principal shareholder and the president. Additionally, during 2001 this business received commissions of approximately $1.9 million on furniture and facility purchases made directly by Bancorp subsidiary banks. These expenditures related primarily to the furnishing and related design services of the opening and/or refurbishing of certain offices during the period. Management believes such expenses were substantially equivalent to those that would have been paid to unaffiliated companies for similar furniture and services.

     During 2001, Bancorp and its subsidiaries utilized the facilities of Galloway National Golf Club in the amount of approximately $309,000. Mr. Hill, is a principal equity holder of Galloway National Golf Club. Management believes such expenses were substantially equivalent to those that would have been paid to unaffiliated companies for utilization of their facilities.

                        REPORT OF THE PERSONNEL COMMITTEE

     The Personnel Committee of the board of directors of Bancorp is composed of outside non-employee directors. Bancorp's compensation package for its executive officers consists of base salary, annual performance bonus, annual stock option grants and various broad based employee benefits. Management recommendations of base salary levels, annual performance bonuses and stock option grants are reviewed by the Personnel Committee and submitted to the full board of directors for approval.

     The objective of Bancorp's executive compensation is to enhance Bancorp's long-term profitability by providing compensation that will attract and retain superior talent, reward performance and align the interests of the executive officers with the long term interests of the shareholders of Bancorp.

     Bancorp has employment agreements with Messrs. Hill, Jordan, Musumeci, Falese and DiFlorio which were effective January 1, 1992 for Messrs. Hill, Jordan and Musumeci, and January 1, 1998 for Messrs. Falese and DiFlorio. See "EXECUTIVE COMPENSATION - Employment Agreements."

     Base salary levels for Bancorp's executive officers are competitively set relative to companies in peer businesses. In reviewing base salaries, the Personnel Committee also takes into account individual experience and performance.

     Bancorp's annual performance bonuses are intended to provide a direct cash incentive to executive officers and other key employees to maximize Bancorp's profitability. Financial performance is compared against budgets as well as peer businesses.

     Stock options are intended to encourage officers and other key employees to remain employed by Bancorp by providing them with a long term interest in Bancorp's overall performance as reflected by the performance of Bancorp's common stock. In granting stock options, the Personnel Committee takes into account prior stock option grants and considers the executive's level of compensation and past contributions to Bancorp.

     Vernon W. Hill, II was Bancorp's Chairman and President (chief executive officer) for 2001. Mr. Hill's base salary is set competitively relative to other chief executive officers in financial service companies in Bancorp's market area. In determining Mr. Hill's base salary as well as annual performance bonus, the Personnel Committee reviewed independent compensation data and Bancorp's performance as compared against budgets and peer businesses. As with Bancorp's other executive officers, Mr. Hill's total compensation involves certain subjective judgments and is not based solely upon any specific objective criteria or weighting.

     The Personnel Committee and Bancorp are considering the future impact on executive compensation, and whether certain changes should be made as a result of Section 162(m) of the Code which became effective January 1, 1994. This provision generally denies a deduction for federal income tax purposes for annual compensation in excess of $1.0 million for executive officers named in the "Summary Compensation Table" contained in this proxy statement, except for certain compensation that is performance-based and for compensation that is paid pursuant to certain contracts entered into prior to February 1993. Bancorp believes that the limitation will have no material effect on it in 2002.

                               PERSONNEL COMMITTEE

                                 Morton N. Kerr
                                Daniel J. Ragone
                                 Jack R Bershad

Personnel Committee Interlocks and Insider Participation

     The Personnel Committee members are Morton N. Kerr, Daniel J. Ragone and Jack R Bershad.

     Mr. Kerr is the Chairman of Markeim-Chalmers, Inc. which in 2001 received approximately $ 253,000 in fees for real estate related services, primarily real estate appraisals.

     Mr. Bershad is a member of a law firm which Bancorp and its subsidiaries have retained during Bancorp's last fiscal year and which Bancorp and its subsidiaries intend to retain during its current fiscal year. See "EXECUTIVE COMPENSATION - Certain Transactions."

     Financial Performance

     The graph below shows a comparison of the cumulative return experienced by Bancorp's shareholders over the years 1997 through 2001, the S&P Regional Small Bank Index and the S&P 500 Index assuming an investment of $100 in each at December 31, 1996 and the reinvestment of dividends.


                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
         Commerce Bancorp, S&P Regional Small Bank Index, S&P 500 Index

                         Year-end 1997 to Year-end 2001

                    [GRAPH OMITTED - DATA POINTS AS FOLLOWS]

                                       S&P Regional
    Year               CBH           Small Bank Index      S&P 500
--------------   ------------------------------------------------------
    1996               100.0               100.0            100.0
    1997               166.1               167.9            133.4
    1998               229.5               160.7            171.5
    1999               189.3               141.6            207.5
    2000               343.4               190.3            188.7
    2001               401.4               217.5            166.2

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act") requires Bancorp's directors and executive officers, and persons who own more than 10% of a registered class of Bancorp's equity securities, to file with the SEC reports about their beneficial ownership of common stock and other equity securities of Bancorp. All such persons are required by SEC regulation to furnish Bancorp with copies of all Section 16(a) reports they file.

     Based solely on review of the copies of such reports furnished to Bancorp and written representations that no other reports were required during the fiscal year ended December 31, 2001, Bancorp believes all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were timely complied with.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     Bancorp's independent auditors during the most recent year were Ernst & Young LLP, 2001 Market Street, Philadelphia, PA 19103. Based upon the recommendation of the Audit Committee, the board of directors has selected Ernst & Young LLP to be Bancorp's independent auditors for 2001. The selection of Bancorp's independent auditors is not being submitted to shareholders because there is no legal requirement to do so. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and to have the opportunity to make a statement, if he desires to do so, and to be available to respond to appropriate questions.

     Audit Fees. The aggregate fees of Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 (the "2001 fiscal year") and the reviews of the financial statements included in the Company's Form 10-Qs for the 2001 fiscal year totaled $545,000.

     Financial Information Systems Design and Implementation Fees. During the 2001 fiscal year, no fees were billed for professional services related to financial information systems design and implementation by Ernst & Young LLP.

     All Other Fees. The aggregate fees for services rendered by Ernst & Young LLP, other than for audit and information technology services, described in the preceding two paragraphs, totaled $240,000 for the 2001 fiscal year including $190,000 for various audit related services and the balance for various tax, nonattest, and advisory services.

     The Audit Committee has considered whether the provision of services covered in the preceding two paragraphs is compatible with maintaining Ernst & Young LLP's independence.

                              SHAREHOLDER PROPOSALS

     Pursuant to the proxy rules promulgated under the Exchange Act, Bancorp shareholders are notified that the deadline for providing Bancorp timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at Bancorp's Annual Meeting to be held in 2003 (the "2003 Annual Meeting") will be March 5, 2003. As to all such matters which Bancorp does not have notice on or prior to March 5, 2003, discretionary authority shall be granted to the persons designated in Bancorp's proxy related to the 2003 Annual Meeting to vote on such proposal.

     A shareholder proposal for the 2003 Annual Meeting must be submitted to Bancorp at its headquarters located at the Commerce Atrium, 1701 Route 70 East, Cherry Hill, NJ 08034, Attention: C. Edward Jordan, Jr., by December 20, 2002 to receive consideration for inclusion in Bancorp's proxy materials relating to the 2003 Annual Meeting. Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8.

                                  OTHER MATTERS

     Bancorp is not currently aware of any matters which will be brought before the Annual Meeting (other than procedural matters) which are not referred to in the enclosed Notice of Annual Meeting. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to those matters described in Rule 14a-4(c) under the Exchange Act, including matters that the board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the Annual Meeting. If any such matters are presented at the Annual Meeting, then the persons named in the enclosed proxy will vote in accordance with their best judgment.

     A COPY OF BANCORP'S ANNUAL REPORT TO THE SEC ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001 WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO C. EDWARD JORDAN, JR., EXECUTIVE VICE PRESIDENT, COMMERCE BANCORP, INC., COMMERCE ATRIUM, 1701 ROUTE 70 EAST, CHERRY HILL, NEW JERSEY, 08034-5400.

                                              By Order of the Board of Directors


                                              ROBERT C. BECK
                                              Secretary

PROXY

          This proxy is solicited on behalf of the Board of Directors

                             COMMERCE BANCORP, INC.

     The undersigned hereby appoints Morton N. Kerr and Daniel J. Ragone and each of them, as proxies of the undersigned, each with power to act without the other and with power of substitution, and hereby authorizes each of them to represent and vote, as designated on the other side, all the shares of stock of Commerce Bancorp, Inc. (the "Company") which the undersigned is entitled to vote, standing in the name of the undersigned with all powers which the undersigned would possess if present, at the Annual Meeting of Shareholders of the Company to be held on May 21, 2002, or any postponement or adjournment thereof. The undersigned hereby directs this proxy to be voted as indicated on the reverse side.

       (Continued, and to be marked, dated and signed, on the other side)
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

UNLESS YOU SPECIFY OTHERWISE, THIS PROXY WILL BE VOTED "FOR"   Please mark [X]
THE ELECTION OF THE NOMINEES AS DIRECTED.                      your votes as
                                                               indicated in
                                                               this example

1. FOR the election of the following nominees to the Board of Directors for the ensuing year:

     01 Vernon W. Hill, II, 02 Robert C. Beck, 03 Jack R Bershad,
     04 Joseph E. Buckelew, 05 Donald T. DiFrancesco, 06 C. Edward Jordan, Jr., 07 Morton N. Kerr, 08 Steven M. Lewis, 09 George E. Norcross, III,
     10 Daniel J. Ragone, 11 William A. Schwartz, Jr.,
     12 Joseph T. Tarquini, Jr. and 13 Frank C. Videon, Sr.


          FOR all nominees listed [ ]         WITHHOLD AUTHORITY  [ ]
              above (except as             to vote for all nominees
          marked to the contrary)               listed above

To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.

--------------------------------------------------------------------------------


2. In their discretion, upon other matters as may properly come before the meeting or any adjournments thereof.

     A majority of such attorneys and proxies, or their substitutes at the meeting, or any adjournment or adjournments thereof, may exercise all of the powers hereby given. Any proxy to vote any of the shares, with respect to which the undersigned is or would be entitled to vote, heretofore given to any person or persons other than the persons named above, is revoked.

     IN WITNESS WHEREOF, the undersigned has signed and sealed this proxy and hereby acknowledges receipt of a copy of the notice of such meeting and proxy statement relating thereto.


Shareholder(s)         Shareholder(s)       Printed Name of
Signature              Signature            Shareholder(s)            Date
         -------------           ----------                ----------      -----

NOTE: Signature(s) should correspond with name appearing on stock certificate(s). When signing in a fiduciary or representative capacity, sign full title as such. When more than one owner, each should sign.

--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE


                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                             COMMERCE BANCORP, INC.
                             Tuesday, May 21, 2002
                                   5:30 p.m.
                          COMMERCE UNIVERSITY BUILDING
                               17000 HORIZON WAY
                             MT. LAUREL, NEW JERSEY
                                 (856) 751-9000